Exhibit 10.1

AMENDMENT NO.1 TO

EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT (this “Amendment”) by and among Thomas C. Stabley (the “Executive”), Rex Energy Corporation (“Rex Energy”) and Rex Energy Operating Corp. (“Rex Operating”) (Rex Energy and Rex Operating are collectively referred to as the “Company”) is made and entered into this 30th day of December, 2016 (the “Effective Date”).

WITNESSETH

WHEREAS, the Executive, Rex Energy, and Rex Operating are parties to an Employment Agreement dated December 13, 2013 (the “Employment Agreement”), pursuant to which the Executive is currently employed by the Rex Operating as President and Chief Executive Officer of the Company;

WHEREAS, The Company wishes to have the Executive continue to serve as President and Chief Executive Officer, and, in such capacity, to continue to be employed as an employee of Rex Operating, and the Executive wishes to be employed in such capacity; and

WHEREAS, this Amendment is being executed to extend the term of the Employment Agreement, effective as of the Effective Date.

NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Amendment to Section 1(b) of the Employment Agreement. Section 1(b) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

(b) The term of this Agreement (the “Term”) shall begin on the Effective Date and shall end on December 31, 2019; provided, that, on December 31, 2019, and each anniversary of December 31 thereafter, the Term shall be extended for one (1) additional year unless either party shall have given the other party at least ninety (90) days prior written notice not to extend the Term or the Executive shall have incurred a termination of employment with the Company as described herein. Notwithstanding the foregoing, if one or more Changes in Control of Rex Energy occur during the Term, the Term of this Agreement shall be automatically extended until the second anniversary of the date on which the last Change in Control of Rex Energy occurred or until the Executive’s earlier termination of employment with the Company as described herein.

2. Employment Agreement To Continue. Except as revised in this Amendment, the terms and provisions of the Employment Agreement shall continue in full force and effect until the expiration of the Term or the Executive shall have incurred a termination of employment with the Company as described in the Employment Agreement (including in connection with or as a result of a Change in Control of Rex Energy).

3. Capitalized Terms. Capitalized terms that are used but not defined in this Amendment shall have the meaning ascribed to them in the Employment Agreement.

4. Governing Law. The validity, interpretation, construction and performance of this Amendment shall be governed by the laws of the Commonwealth of Pennsylvania without regard to its conflicts of law principles.

5. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

6. Entire Agreement. This Amendment, together with the Employment Agreement, sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and, as of the Effective Date, supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

Rex Energy Corporation

By:	/s/ John J. Zak
John J. Zak
Chairman, Compensation Committee

Rex Energy Operating Corp.

By:	/s/ Jennifer L. McDonough
Jennifer L. McDonough
Senior Vice President, General Counsel and Corporate Secretary

Thomas C. Stabley

/s/ Thomas C. Stabley